Kidstoysplus.Com, Inc.

AGREEMENT FOR THE PURCHASE OF COMMON STOCK

THIS COMMON STOCK PURCHASE AGREEMENT, (Agreement) made this 1st day of March, 2002, by and among Kidstoysplus.com, Inc. a Nevada corporation, (KTYP) Albert R. Timcke (SELLER) a Shareholder, and Lion Equity (BUYER) is for the purpose of setting forth the terms and conditions upon which Timcke will sell to Lion Equity (or assigns) 5,570,400 common stock shares (representing 42% of the issued and outstanding) of Kidstoysplus.com, Inc. currently held by Timcke.

In consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

SALE OF SECURITIES

1.

Subject to the terms and conditions of this Agreement, Albert R. Timcke agrees to sell, and Lion Equity agrees to purchase, an aggregate of 5,570,400 shares of the common stock of Kidstoysplus, Inc. for a sum of US $110,000.00 (“Purchase Price”).  Timcke shall also receive common stock issued by the publicly held and publicly traded corporation (Kidstoysplus.com, Inc.) which securities shall have a fair market value of $50,000 US.  This is a private transaction between Albert R. Timcke and Lion Equity.

2.

Upon signing of this agreement, Lion Equity will wire US $45,000 within 5 business days to be placed in the company via the current private placement the company has initiated.  Lion Equity will provide payment US $110,000 in full within 30 calendar days of the balance for the 5,570,400 Shares of Common Stock to be held in trust until closing of this entire sale agreement.

3.

Albert R. Timcke or a controlled entity shall transfer back to the publicly held and publicly traded company (Kidstoysplus.com, Inc.) securities which have a fair market value of $50,000 US, in exchange for all of the assets and liabilities of the current toy business of Kidstoysplus.com, Inc., including, the registered name in all forms.

4.

Albert R. Timcke and any company doing business with the assets and liabilities of Kidstoysplus.com, Inc. shall hold Kidstoysplus.com, Inc. (the publicly traded company) harmless from any income taxes or penalties owing as a result of this Share, Asset and Liability purchase agreement.

5.

Albert R. Timcke shall arrange to cancel all existing options for the stock of Kidstoysplus.com, Inc.

6.

Kidstoysplus.com, Inc. shall change its name to a name determined by Lion Equity.

7.

Lion Equity shall make all necessary filings with the SEC and any other federal or state agencies for this transaction to take place.  Kidstoysplus.com, Inc. will file audited financial statements and its 10-KSB year end filing on or before April 30th, 2002.  Lion Equity shall be responsible for all attorney and accounting fees and related costs for the above transactions to occur.

8.

Following the completion of the above share purchase agreement and sale of all assets and liabilities of Kidstoysplus.com, Inc., to Albert R. Timcke, the public company formally known as Kidstoysplus.com, Inc. shall not operate a toy or toy related business for at least five years.

Representations and Warranties

Albert R. Timcke, as the selling shareholder, hereby represents and warrants to Lion Equity the following:

Organization.  Kidstoysplus.com, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Nevada.  All actions taken by the Incorporators, Directors and/or shareholders of Kidstoysplus.com, Inc. have been valid and in accordance with the laws of the State of Nevada.

Capital.  The authorized capital stock of Kidstoysplus.com, Inc. consists of 25,000,000 shares of common stock, $.0001 par value, of which 12,510,884 shares are issued and outstanding.  All outstanding shares are fully paid and non-assessable, free of liens, encumbrances, options and equitable rights of others not a party to this agreement.  Upon closing share certificates of Albert R. Timcke and of the US $.05 per share private placement will have restrictions printed on the share certificates.  As of 2/27/02 approximately 1,380,000 warrants at US $.06 cents per share are outstanding.  These have one-year expiration dates on them.

Financial Statements.  Documents provided to Lion Equity will include the audited balance sheets as of 01/31/02 and the related statements of income and retained earnings for the period then ended.  The financial statements have been prepared in accordance with generally accepted accounting principles consistently followed by Kidstoysplus.com throughout the periods indicated, and fairly present the financial position of Kidstoysplus.com as of the date of the balance sheet included in the financial statements, and the results of its operations for the periods indicated.

Absence of Changes.  Since 01/31/02 there has been no change in the financial condition or operations of Kidstoysplus.com, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

Ability to Carry Out Obligations.  The Shareholders have the right, power, and authority to enter into, and perform their obligations under this Agreement.  The execution and delivery of this Agreement by the Shareholders and the performance by the Shareholders of their obligations hereunder will not cause, constitute, or conflict with or result in any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreements or instruments to which Kidstoysplus.com, the Officers, Directors or Shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required.

Full Disclosure.  None of the representations and warranties made by or in any certificate or memorandum provided or to be provided by Albert R. Timcke, Kidstoysplus.com, Lion Equity or on their behalf, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

Compliance with Laws.  Kidstoysplus.com has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to Kidstoysplus.com.

Conduct of Business.  Prior to the closing, Kidstoysplus.com shall conduct its business in the normal course, and shall not (i) amend its Articles of Incorporation or Bylaws, (ii) declare dividends, redeem or sell stock or other securities.

Corporate Documents.  Each of the following documents, which are true, complete and correct in all material respects, will be submitted at closing:

(i)

Articles of Incorporation and Bylaws;

(ii)

Minutes of Shareholders Meetings and Minutes of Board of Directors Meetings;

(iii)

List of officers and Directors and List of Kidstoysplus.com Shareholders as of the date hereof;

(iv)

Balance Sheet as of 01/31/02, together with other financial statements, if any, described in Section 2.03;

(v)

Stock register and stock certificate records of Kidstoysplus.com.

Title.  Albert R. Timcke (an affiliate of the company) has good and marketable title to all of the Shares being sold to Lion Equity pursuant to this Agreement.  The Shares will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind, other than as restricted under Rule 144 of the Securities Laws of the US.  None of the shares are or will be subject to any voting trust or agreement.  No person holds or has the right to receive any proxy or similar instrument with respect to such shares.

Representations.  All representations shall be true as of closing and all such representations shall survive the closing.

CONTINGENCIES

Spin off of Subsidiaries:  It is understood by all parties that Timcke is to acquire all current assets and liabilities of Kidstoysplus.com, Inc., including its name in all forms for the agreed amount with this Share purchase agreement.  Lion Equity hereby agrees to any and all reasonable actions required for the removal of these assets after closing, including the filing of proxies and a potential ’33 or ’34 Act registration, as required.  It is further agreed that upon, or prior to, the merger or acquisition of an entity by or into Kidstoysplus.com, Lion Equity will undertake all reasonable and appropriate actions to concurrently spin off Kidstoysplus.com wholly-owned kidstoysplus.com subsidiary (“subsidiary”), if not already transacted, whereby such spin off or liquidation is transacted.

CLOSING

Documents to be Delivered at Closing.  As part of the Closing, all appropriate corporate documents, as well as the following documents, in form reasonably acceptable to counsel to the parties, shall be delivered:

(a)

By the Shareholders:

(i)

Certificate or certificates for representing 5,570,400 shares (42% of the issued and outstanding) of Kidstoysplus common stock along with a lawfully signed and signature guaranteed stock power enabling Lion Equity to re-register said shares in the name/s of their choosing.

(ii)

the resignation of all officers and directors of Kidstoysplus.

(iii)

a Board of Directors resolution appointing new Directors of Kidstoysplus as designated by Lion Equity.

(iv)

Financial Statements of Kidstoysplus, which shall include a balance sheet, dated as of 01/31/01.

(v)

True and correct copies of all business and corporate records of Kidstoysplus, including but not limited bank statements, minutes of shareholder and directors meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts.

(vi)

Such other documents of Kidstoysplus shareholders/directors as may be reasonably required by Lion Equity.

(b)

By Lion Equity, a wire transfer to Kidstoysplus.com, Inc. in the amount of USD$45,000 as a private placement due within 5 business days and $110,000 due within 30 days to the attorney of Albert R. Timcke to be held in trust until the closing of this Share purchase agreement.

REMEDIES

Arbitration.  Any controversy of claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Nevada in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

Termination.  In addition to any other remedies, Lion Equity may on or before the closing date, terminate this Agreement, if at the Closing, Timcke has failed to comply totally with all terms of this Agreement, has failed to supply any documents required by this Agreement or has failed to disclose any material facts which could have a substantial effect on any part of this transaction.

Effect of Closing.  All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall be true and correct as of the closing and shall survive the closing of this Agreement.

Mutual Cooperation.  The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

In witness whereof, THIS Agreement has been duly executed by the parties hereto as of the date first above written.

S/ A.R. Timcke

S/ Edward C. DeFeudis

Albert R. Timcke

Edward C. DeFeudis

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AMENDMENT TO AGREEMENT FOR THE PURCHASE OF COMMON STOCK

The second sentence of the first paragraph listed under the heading “Sale of Securities” shall be amended as follows:

1.

Timcke shall also continue on as a consultant to the company for a period no longer than 60 days.  As payment for said consulting services, Timcke shall receive common stock issued by the publicly held and publicly traded corporation (Kidstoysplus.com, Inc.), which securities shall have a fair market value of $50,000 US.

Additionally, the insertion of the following paragraph under the heading “Sale of Securities” shall be amended as follows:

9.

Edward C. DeFeudis shall be appointed to the board of directors upon the completion of the $45,000 private placement by Lion Equity.  Upon completion of the purchase of Albert R. Timcke’s common stock of 5,570,400 shares for the amount of $110,000 US, Albert R. Timcke will resign from the board of directors.

This amendment shall be made in all documentation related to the transactions between the parties.

S/ A.R. Timcke

Albert R. Timcke

Edward C. DeFeudis

SECOND
ADDENDUM

NOW on this 19th day of March, 2002, this Second Addendum to that certain Agreement made this 1st day of March, 2002, by and among Kidstoysplus.com, Inc., a Nevada corporation (AKTYP@), Albert R. Temcke (ASeller@) a shareholder, and Lion Equity (ABuyer@), and the Amendment to Agreement for the Purchase of Common Stock, are hereby amended as follows, to-wit:

1.

Upon signing of this agreement Lion Equity will wire US $45,000 within 5 business days to be placed in the company via the current private placement the company has initiated.  Lion Equity will provide payment US $110,000 in full within 90 calendar days of the balance for the 5,570,400 Shares of Common Stock to be held in trust until closing of this entire sale agreement.  It is understood that at the end of the term of this 90 day agreement, should BUYER, for any reason should fail to make the full and final payment to SELLER, that 1) BUYER shall resign from the Board immediately, 2) the proxy shall be returned and 3) as of that date, this agreement shall be null and void.

2.

The paragraph titled AClosing@ (B) within the Agreement shall be amended to read A by Lion Equity, a wire transfer to Kidstoysplus.com, Inc. in the amount of USD$45,000.00 as a private placement due within five (5) business days and the remaining balance for the purchase within ninety (90) days to the attorney of Albert R. Temcke to be held in trust until the closing of this Share Purchase Agreement as provided in paragraph 2 and as amended.@

Additionally, the insertion of the following paragraph under the heading Asale of Securities shall be amended as follows:

Mike Dion shall be appointed to the Board of Directors upon the completion of the $45,000 private placement by Lion Equity.  Upon completion of the purchase of Albert R. Timcke’s common stock of 5,570,400 shares for the amount of $110,000 US, Albert R. Timcke will resign from the Board of Directors.

3.

That the Assignment of the Agreement for the purchase of common stock is hereby approved to Ladi Corp. by Lion Equity.

These amendments shall be made in all documentation related to the transaction between the parties.

KIDSTOYSPLUS.COM, INC.

By: S/ A.R. Timcke

      Albert R. Timcke

LION EQUITY

By: S/ Edward C. De Feudis

       Edward C. DeFeudis